Exhibit 11.1

                             THE LAMAUR CORPORATION
                   STATEMENT OF COMPUTATION OF LOSS PER SHARE
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                         Three Months Ended
                                                              March 31,
                                                         1997         1996
                                                      -----------------------
Net Loss                                              $ (1,437)    $    (723)

Dividends on Series B Preferred Stock                     (100)            -
                                                       --------     --------
Net Loss Available to Common Shareholders             $ (1,537)    $    (723)
                                                       ========     ========
Weighted Average Shares Outstanding                      5,646         2,961

Incremental Shares from the Exercise of Warrants and
Options (1)                                                181           465

Shares Issued Upon the Conversion of Series A
Preferred Stock                                            660           660
                                                       --------     --------
Total Weighted Average Common and Common Equivalent
Shares Outstanding                                        6,487        4,086
                                                       --------     --------
Net Loss per Share                                     $   (.24)   $    (.18)
                                                       ========     ========



(1) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year of an initial public offering are to be included in the calculation of weighted average common and common stock equivalent shares outstanding for all periods presented using the treasury stock method, even though they are anti-dilutive in loss periods.

(2) Fully diluted earnings per share is not presented since it is anti-dilutive.